Exhibit 99.1

TII NETWORK TECHNOLOGIES REPORTS

THIRD QUARTER 2008 RESULTS

EDGEWOOD, NY – October 28, 2008 – TII Network Technologies, Inc. (Nasdaq: TIII), a leader in designing, manufacturing and marketing network products for the communications industry, today reported results of operations for the three and nine months ended September 30, 2008.

Net sales for the quarter ended September 30, 2008 were $8.5 million compared to $12.7 million in the comparable prior year quarter, a decrease of $4.2 million or 32.9%. For the nine months ended September 30, 2008 net sales were $27.2 million compared to $34.9 million in the comparable prior year period, a decrease of $7.6 million or 21.8%. The decreases were primarily due to the sharp downturn in economic activity which has negatively impacted the markets for the Company’s products and, during the third quarter of 2008, the absence of, and during the nine months ended September 30, 2008 lower sales of, the Company’s HomePlug® products.

Gross profit margins improved to 33.7% from 31.4% in the third quarter of 2008 and to 35.4% from 29.6% in the first nine months of 2008 from the comparative periods in 2007. Due to the lower sales, gross profit was $2.9 million in the 2008 third quarter compared to $4.0 million in the same prior year quarter, a decrease of $1.1 million or 28.0%, and $9.7 million in the nine month period in 2008 compared to $10.3 million in the same prior year period, a decrease of $677,000 or 6.6%. The improvement in gross profit margins was primarily due to cost savings resulting from the consolidation of our Puerto Rico operations into our facility in Edgewood, New York, as well as, in the 2008 nine month period, the absence of severance charges related to the consolidation recorded in the prior year period and a change in product mix.

During the quarter ended September 30, 2008, operating expenses were reduced to $2.6 million from $3.3 million in the prior year period, a decrease of $727,000 or 22.1%, and during the nine months ended September 30, 2008 were reduced to $8.4 million from $9.5 million in the prior year period, a decrease of $1.1 million or 11.2%. The decrease in operating expenses in the 2008 third quarter from the 2007 third quarter was primarily attributable to decreases in salary and related benefits expenses resulting from a decrease in headcount, and the absence of consulting fees resulting from Sarbanes Oxley compliance, sales and technical consultants and fees related to the implementation of our new enterprise resource planning system. The reduction in the 2008 nine month period from the same 2007 period was primarily attributable to decreases in salary and related benefits expenses resulting from a decrease in headcount.

The current quarter results included a tax provision of $192,000 compared to $351,000 in the same prior year period. Net income was $126,000 for the quarter ended September 30, 2008 compared to $372,000 for the same prior year period, a decrease of $246,000 or 66.1%. Earnings per share on a basic and diluted basis for the quarter ended September 30, 2008 was $0.01 compared to $0.03 for the same prior year quarter.

The current year nine month period results included a tax provision of $591,000 compared to $532,000 in the same prior year period. Net income was $646,000 for the nine months ended September 30, 2008 compared to $383,000 for the same prior year period, an improvement of $263,000 or 68.7%. Earnings per share on a basic and diluted basis for the nine months ended September 30, 2008 was $0.05 compared to $0.03 for the same prior year period.

Kenneth A. Paladino, President and Chief Executive Officer, stated, “Although the economic downturn has impacted our sales levels, we continue to be profitable, cash flow positive and are executing our strategy of diversifying our product and customer base. The improvements we have been making in our operations are evidenced by improved gross margins notwithstanding lower sales, and the reduction in our overall operating expenses even though we have increased expenditures for the development of new products.

On the product and business front, we are very encouraged this quarter by increased sales to a major customer of two products used in the deployment of fiber optic services - our patented 442 Grounding Module enables compliance with national grounding safety standards when fiber optic network terminals are installed inside a house or Multiple Dwelling Unit (MDU) and our new Voice Intercom Switch enables the continued use of intercoms in MDUs when fiber optic services are installed.

There is no question that we, as does the rest of the country, face a tough economic environment, but we are financially strong and believe our strategy is right. We still seek ways to improve the efficiencies of our operations and we will continue to invest in both product and sales channel development. We believe that staying the course in these troubling times will result in consistent long-term sales and earnings growth for our Company when the markets for our products improve.”

About TII Network Technologies, Inc.

TII Network Technologies, Inc. (NASDAQ: TIII) headquartered in Edgewood, New York, is a leader in designing, manufacturing and marketing network products for the communications industry.  Our products are critical to the delivery of voice, video and data services by the service providers and include:  network interface devices (“NIDs”), network gateways or intelligent NIDs (“iNIDs”), home networking, overvoltage surge protection and connectivity solutions. Additional information about the company can be found at www.tiinettech.com.

Forward Looking Statement

Certain statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this release, words such as "may," "should," "seek," "believe," "expect," "anticipate," "estimate," "project," "intend," "strategy" and similar expressions are intended to identify forward looking statements regarding events, conditions and financial trends that may affect our future plans, operations, business strategies, operating results and financial position. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause our actual results, performance or achievements to differ materially from those described or implied in the forward-looking statements as a result of several factors. Among those factors are:

•	general economic and business conditions, especially as they pertain to the Telco industry;
•

potential changes in customers’ spending and purchasing policies and practices, which are effected by customers’ internal budgetary allotments that may be impacted by the current economic climate, particularly in the United States;

•

the ability to market and sell products to new markets beyond our principal copper-based Telco market which has been declining over the last several years, due principally to the impact of alternate technologies;

•	exposure to increases in the cost of our products, including increases in the cost of our petroleum-based plastic products and precious metals;
•	the ability to timely develop products and adapt our existing products to address technological changes, including changes in our principal market;
•	competition in our traditional Telco market and new markets we are seeking to penetrate;
•	dependence on, and ability to retain, our “as-ordered” general supply agreements with our largest customer and ability to win new contracts;
•	dependence on third parties for certain product development;
•

dependence for products and product components from Pacific Rim contract manufacturers, including on-time delivery that could be interrupted as a result of third party labor disputes, political factors or shipping disruptions, quality control and exposure to changes in costs and changes in the valuation of the Chinese Yuan;

•	weather and similar conditions, particularly the effect of typhoons on our assembly and warehouse facilities in the Pacific Rim;
•	the ability to attract and retain technologically qualified personnel; and
•	the availability of financing on satisfactory terms.

We undertake no obligation to update any forward-looking statement to reflect events after the date of this Report.

CONTACT:

TII Network Technologies, Inc.

(631) 789-5000

-- more --

-- Statistical Tables Follow --

TII NETWORK TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Net sales	$8,521	$12,704	$27,248	$34,862
Cost of sales	5,648	8,715	17,596	24,533
Gross profit	2,873	3,989	9,652	10,329

Operating expenses:
Selling, general and administrative	2,067	2,747	6,827	7,962
Research and development	495	542	1,618	1,553
Total operating expenses	2,562	3,289	8,445	9,515

Operating income	311	700	1,207	814

Interest expense	(2)	(3)	(6)	(10)
Interest income	9	39	36	124
Other expense	—	(13)	—	(13)

Income before income taxes	318	723	1,237	915

Income tax provision	192	351	591	532

Net income	$126	$372	$646	$383

Net income per common share:
Basic and Diluted	$0.01	$0.03	$0.05	$0.03

Weighted average common shares outstanding:
Basic	13,560	13,113	13,533	12,819
Diluted	13,723	14,599	13,985	14,605

TII NETWORK TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	September 30,	December 31,
	2008	2007
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,523	$3,261
Accounts receivable, net of allowance of $108 and $90 at September 30, 2008 and December 31, 2007, respectively	4,779	6,994
Inventories, net	11,229	9,219
Deferred tax assets, net	637	674
Other current assets	259	372
Total current assets	22,427	20,520

Property, plant and equipment, net	9,173	9,680
Deferred tax assets, net	8,874	9,358
Other assets, net	137	93
Total assets	$40,611	$39,651

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,530	$2,301
Accrued liabilities	1,261	1,856
Total current liabilities and total liabilities	3,791	4,157

Commitments and contingencies

Stockholders' equity:
Preferred stock, par value $1.00 per share; 1,000,000 shares authorized, including 30,000 shares of series D junior participating; no shares outstanding	—	—
Common stock, par value $.01 per share; 30,000,000 shares authorized; 13,787,429 shares issued and 13,769,792 shares outstanding as of September 30, 2008, and 13,499,541 shares issued and 13,481,904 shares outstanding as of December 31, 2007	138	135
Additional paid-in capital	42,035	41,358
Accumulated deficit	(5,072)	(5,718)
	37,101	35,775
Less: Treasury shares, at cost, 17,637 common shares at September 30, 2008 and December 31, 2007	(281)	(281)
Total stockholders' equity	36,820	35,494

Total liabilities and stockholders' equity	$40,611	$39,651